Exhibit 99.1

Omeros’ Narsoplimab Meets its Pivotal Trial Primary Endpoint – Statistical Analysis Shows Survival Superiority Over External Control in Patients with TA-TMA

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Primary statistical analysis of overall survival compared TA-TMA patients treated with narsoplimab in its pivotal trial to a cohort of over 100 TA-TMA patients not treated with narsoplimab in an external control stem cell transplant registry; FDA-agreed analysis was conducted by an independent external statistical group

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Narsoplimab-treated TA-TMA patients had an over 3-fold reduction in risk of mortality (hazard ratio = 0.32 [95% confidence interval: 0.23, 0.44]; p < 0.00001) compared to similarly at-risk patients without narsoplimab treatment

●	Omeros is preparing and will resubmit a BLA to FDA for narsoplimab to become the first approved therapeutic for TA-TMA, a life-threatening complication of hematopoietic stem cell transplantation

SEATTLE, WA – December 19, 2024 – Omeros Corporation (Nasdaq: OMER) today announced that an independent statistical group has completed the primary statistical analysis agreed with the FDA for narsoplimab, Omeros’ first-in-class monoclonal antibody inhibiting the lectin pathway of complement, in the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA), a life-threatening complication in both adult and pediatric hematopoietic stem cell transplantation (HSCT). The analysis compared overall survival in the 28 TA-TMA patients in OMS721-TMA-001, Omeros’ previously conducted pivotal trial for narsoplimab in TA-TMA, to that of more than 100 similarly high-risk TA-TMA patients in an external control registry of HSCT patients who did not receive narsoplimab treatment. Narsoplimab met its primary endpoint, with OMS721-TMA-001 patients demonstrating clinically meaningful and statistically significant superiority in overall survival – a hazard ratio of 0.32 (95% confidence interval: 0.23 to 0.44) with p-value less than 0.00001 – compared to the TA-TMA registry patients. Given these results, Omeros will resubmit to FDA as soon as possible its narsoplimab Biologics License Application (BLA) for TA-TMA. Omeros aims to make narsoplimab, which targets the lectin pathway’s effector enzyme MASP-2, the first approved treatment for TA-TMA.

“The results of this comparative survival analysis for narsoplimab in TA-TMA are truly outstanding,” stated Alessandro Rambaldi, M.D., Professor of Hematology at the University of Milan and Head of the Hematology and Bone Marrow Transplant Unit at ASST Papa Giovanni XXIII in Bergamo, Italy. “As an investigator in the pivotal clinical trial and having since requested and used narsoplimab in a good number of very sick TA-TMA patients through the expanded access program, we have seen first-hand the impressive benefits of narsoplimab in these high-risk patients. While we do not use C5 inhibitors in our transplant patients, nearly 50 patients in the expanded access program received narsoplimab after failing or stopping C5 inhibitors and other off-label treatments, with TA-TMA resolving with narsoplimab in 46 percent and 50 percent of these adults and children, respectively, which is quite remarkable. There is a tremendous need for an approved therapeutic for TA-TMA patients, and we are hopeful that narsoplimab will soon be made available.”

Late last month, Omeros announced that it had received FDA’s recommendations on the statistical analysis plan (SAP) for the primary analysis comparing overall survival from time of first dosing in the 28 narsoplimab-treated TA-TMA patients in the pivotal trial OMS721-TMA-001 to overall survival, adjusted for immortal time bias, of the more than 100 TA-TMA patients in the external control registry, none of whom received narsoplimab. The two cohorts had similar demographics, diagnostic criteria, baseline characteristics, underlying diseases, conditioning regimens, and transplant procedures. All patients in both cohorts met the criteria for high risk of death as defined by an international expert panel tasked with reaching consensus on diagnostic and prognostic criteria and representing the American Society for Transplantation and Cellular Therapy, the Center for International Bone Marrow Transplant Research, the Asia-Pacific Blood and Marrow Transplantation Group, and the European Society for Blood and Marrow Transplantation. Following receipt of FDA’s recommendations, the independent statistical group incorporated them into the final SAP, conducted and validated the primary analysis, and then shared the results with Omeros.

“TA-TMA is an increasingly recognized and devastating complication of stem cell transplantation, often leading to multi-organ failure and death,” stated Rafael Duarte, M.D., Ph.D., F.R.C.P.(Lon), Associate Professor, Head of Department of Hematology and the Hematopoietic Transplantation Program, University Hospital Puerta de Hierro Majadahonda, Madrid, Spain, and former Secretary of the European Society for Blood and Marrow Transplantation and former Chair of the Society’s Transplant Complications Working Party. “The comparative survival results with narsoplimab are compelling. TA-TMA is understood to be a disease driven by microvascular endothelial dysfunction and complement activation, specifically via the lectin pathway of complement, which we know is hyperactivated by endothelial damage. By targeting MASP-2, the key enzyme in the lectin pathway, narsoplimab inhibits the pathway’s activation and interrupts the cycle of further endothelial damage. So, mechanistically, this positions narsoplimab as a potential therapeutic option not only for TA-TMA but also for other conditions characterized by endothelial dysfunction, such as ARDS, where it may play a pivotal role in addressing the underlying pathology.”

Additional analyses are being conducted by the independent statistical group, including an analysis similar to the primary analysis but comparing survival in the high-risk TA-TMA patients enrolled in the global narsoplimab expanded access program (EAP) to that of similarly at-risk TA-TMA registry patients. Sensitivity analyses related to each of the primary and EAP comparisons are also pending. These are expected to support the results of the primary analysis and will be included in the narsoplimab BLA for TA-TMA. Representative analyses will be shared publicly.

Across all its clinical trials in various indications to date, narsoplimab has been well tolerated and has shown no safety signal of concern.

“We are very pleased with the results of the primary analysis,” said Gregory A. Demopulos, M.D., Omeros’ Chairman and Chief Executive Officer. “Our team worked collaboratively with FDA over many months and incorporated FDA’s recommendations on the statistical analysis plan comparing overall survival in OMS721-TMA-001 to that of the external control. Given the primary analysis results, we will resubmit the narsoplimab BLA for TA-TMA as quickly as possible followed by our planned submission of the corresponding European marketing authorisation application in the second quarter of 2025. Additional sensitivity and other analyses are pending and should be available over the next few weeks. The Omeros team and clinical investigators have seen the benefits of narsoplimab in both adults and children. As demonstrated by the primary analysis, narsoplimab markedly improves survival, and we look forward to enabling broad accessibility for TA-TMA patients and their physicians.”

Two manuscripts – one comparing survival between OMS721-TMA-001 and TA-TMA registry patients and the other comparing survival in the EAP to that of TA-TMA registry patients – will be authored by international groups of transplant experts and submitted for publication to peer-reviewed journals in the first part of the coming year.

About Narsoplimab

Narsoplimab, also known as “OMS721,” is an investigational fully human monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (MASP-2), a novel pro-inflammatory protein target and the effector enzyme of the lectin pathway of complement. Importantly, inhibition of MASP-2 has been demonstrated to leave intact the antibody-dependent classical complement activation pathway, which is a critical component of the acquired immune response to infection. A biologics license application (BLA) is pending before the FDA for use of narsoplimab in the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA). Omeros will resubmit the BLA for narsoplimab in TA-TMA followed by our planned submission of the corresponding European marketing authorisation application (MAA) in 2025. FDA has granted narsoplimab breakthrough therapy and orphan drug designations for TA-TMA and orphan drug status for the prevention (inhibition) of complement-mediated thrombotic microangiopathies as well as for the treatment of TA-TMA. The European Medicines Agency (EMA) has granted orphan drug designation to narsoplimab for treatment in hematopoietic stem-cell transplant.

About Hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA)

Hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA) is a significant and often lethal complication of stem cell transplantation. This condition is a systemic, multifactorial disorder caused by endothelial cell damage induced by conditioning regimens, immunosuppressant therapies, infection, graft-versus-host disease, and other factors associated with stem cell transplantation. Endothelial damage, which activates the lectin pathway of complement, plays a central role in the development of TA-TMA. The condition occurs in both autologous and allogeneic transplants but is more common in the allogeneic population. In the United States and Europe, approximately 30,000 allogeneic transplants are performed annually. Recent reports in both adult and pediatric allogeneic stem cell transplant populations have found an approximately 40-percent incidence of HSCT-TMA, and high-risk features may be present in up to 80 percent of these patients. In severe cases of HSCT-TMA, mortality can exceed 90 percent and, even in those who survive, long-term renal sequalae (e.g., dialysis) are common. There is no approved therapy or standard of care for HSCT-TMA.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing first-in-class small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders, including complement-mediated diseases and cancers, as well as addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application pending before FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Omeros’ long-acting MASP-2 inhibitor OMS1029 has successfully completed Phase 1 single- and multiple-ascending dose clinical studies. Zaltenibart, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is advancing toward Phase 3 clinical trials for paroxysmal nocturnal hemoglobinuria and complement 3 glomerulopathy. Funded by the National Institute on Drug Abuse, Omeros’ lead phosphodiesterase 7 inhibitor OMS527 is in clinical development for the treatment of cocaine use disorder. Omeros also is advancing a broad portfolio of five novel cellular and molecular immuno-oncology programs. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated resubmission of the biologics license application for narsoplimab in the United States and the submission of a marketing authorization application with the EMA, the timing and outcomes of regulatory events, the availability and outcomes of additional analyses, the prospects for obtaining FDA or EMA approval of narsoplimab in any indication, expectations regarding future cash expenditures, and expectations regarding the sufficiency and availability of our capital resources to fund current and planned operations, including the potential commercialization of narsoplimab if it is approved by FDA or the EMA, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable, unexpected or inconclusive results of our statistical analyses relating to an external registry of TA-TMA patients, potential differences between the diagnostic criteria used in our pivotal trial and in the external registry, and whether FDA and the EMA determine the registry used in our statistical analysis is sufficiently representative of TA-TMA patients, unanticipated or unexpected outcomes of regulatory processes in relevant jurisdictions, unproven preclinical and clinical development activities, our financial condition and results of operations, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2024, an in our subsequently filed Quarterly Reports on Form 10-Q. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Jennifer Cook Williams

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Investor and Media Relations

IR@omeros.com